TAUBMAN CENTERS, INC.																			Exhibit 99.1
Debt Summary
As of December 31, 2013
(in millions of dollars, amounts may not add due to rounding)
	MORTGAGE AND OTHER NOTES PAYABLE (a)
	INCLUDING WEIGHTED AVERAGE INTEREST RATES AT DECEMBER 31, 2013

		100%		Beneficial Interest	Effective Rate		LIBOR Rate	Principal Amortization and Debt Maturities
		12/31/2013		12/31/2013	12/31/2013	(b)	Spread	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	Total
Consolidated Fixed Rate Debt:
Cherry Creek Shopping Center	50.00%	280.0		140.0	5.24%					140.0									140.0
City Creek Center		84.6		84.6	4.37%			1.4	1.4	1.5	1.6	1.6	1.7	1.8	1.9	2.0	69.8		84.9
El Paseo Village		16.3	(c)	16.3	3.88%	(c)		0.4	15.9										16.3	(o)
The Gardens on El Paseo		84.2	(d)	84.2	4.58%	(d)		1.1	1.1	81.9									84.2	(o)
Great Lakes Crossing Outlets		221.5		221.5	3.60%			4.3	4.4	4.6	4.8	4.9	5.1	5.3	5.5	5.7	177.0		221.5
International Plaza		325.0	(e)	325.0	4.85%				4.9	5.2	5.4	5.7	6.0	6.3	291.5				325.0	(e)
Northlake Mall		215.5		215.5	5.41%					215.5									215.5
The Mall at Partridge Creek		79.2		79.2	6.15%			1.1	1.2	1.3	1.4	1.4	1.5	71.2					79.2
The Mall at Short Hills		540.0		540.0	5.47%				540.0										540.0
Stony Point Fashion Park		99.5	(f)	99.5	6.24%			99.5											99.5	(f)
The Mall at Wellington Green	90.00%	200.0		180.0	5.44%				180.0										180.0
Total Consolidated Fixed		2,145.8		1,985.8				107.8	749.0	449.9	13.1	13.7	14.3	84.6	298.9	7.7	246.8		1,985.8
Weighted Rate		5.11%		5.10%				6.08%	5.41%	5.18%	4.47%	4.48%	4.49%	5.86%	4.82%	3.80%	3.82%

Consolidated Floating Rate Debt:
The Mall at Green Hills		150.0		150.0	1.77%		1.60%					150.0	(p)						150.0
MacArthur Center	95.00%	129.2		122.7	4.99%	(g)		1.4	1.5	1.6	1.7	1.8	2.0	112.8					122.7
TRG Term Loan		475.0		475.0	1.52%	(h)	1.35%						475.0						475.0
TRG $65M Revolving Credit Facility		33.0		33.0	1.57%	(i)	1.40%	33.0											33.0
TRG $1.1B Revolving Credit Facility		125.0		125.0	1.62%	(j)	1.45%				125.0	(j)							125.0
Total Consolidated Floating		912.2		905.8				34.4	1.5	1.6	126.7	151.8	477.0	112.8					905.8
Weighted Rate		2.07%		2.04%				1.71%	4.99%	4.99%	1.66%	1.81%	1.53%	4.99%

Total Consolidated		3,058.1		2,891.6				142.2	750.5	451.5	139.8	165.5	491.3	197.3	298.9	7.7	246.8		2,891.6
Weighted Rate		4.20%		4.14%				5.02%	5.41%	5.18%	1.93%	2.03%	1.62%	5.36%	4.82%	3.80%	3.82%
Joint Ventures Fixed Rate Debt:
Arizona Mills	50.00%	167.3	(l)	83.7	5.76%			1.3	1.4	1.4	1.5	1.6	1.7	74.7					83.7	(l)
The Mall at Millenia	50.00%	350.0		175.0	4.00%					0.5	3.1	3.2	3.4	3.5	3.6	3.8	3.9	149.9	175.0	(q)
Sunvalley	50.00%	186.2		93.1	4.44%			1.6	1.6	1.7	1.8	1.9	2.0	2.1	2.2	78.3			93.1
Taubman Land Associates	50.00%	23.5		11.8	3.84%			0.2	0.2	0.2	0.2	0.3	0.3	0.3	0.3	9.7			11.8
Waterside Shops	50.00%	165.0		85.4	(k) 4.15%	(k)		1.1	1.1	83.3									85.4	(o)
Westfarms	78.94%	312.6		246.8	4.50%			4.3	4.5	4.8	5.0	5.2	5.4	5.7	5.9	205.9			246.8
Total Joint Venture Fixed		1,204.7		695.7				8.5	8.8	91.9	11.6	12.2	12.8	86.3	12.0	297.8	3.9	149.9	695.7
Weighted Rate		4.46%		4.46%				4.62%	4.62%	4.20%	4.51%	4.51%	4.51%	5.57%	4.32%	4.46%	4.00%	4.00%

Joint Ventures Floating Rate Debt:
Fair Oaks	50.00%	275.0		137.5	4.10%	(m)		0.8	2.0	2.2	2.3	130.2							137.5
University Town Center	50.00%	71.4	(n)	35.7	1.87%		1.70%			35.7	(n)								35.7
Total Joint Venture Floating		346.4		173.2				0.8	2.0	37.9	2.3	130.2							173.2
Weighted Rate		3.64%		3.64%				4.10%	4.10%	1.99%	4.10%	4.10%

Total Joint Venture		1,551.2		868.9				9.3	10.8	129.8	14.0	142.4	12.8	86.3	12.0	297.8	3.9	149.9	868.9
Weighted Rate		4.28%		4.30%				4.57%	4.53%	3.55%	4.44%	4.14%	4.51%	5.57%	4.32%	4.46%	4.00%	4.00%
TRG Beneficial Interest Totals
Fixed Rate Debt		3,350.6		2,681.5	(c),(d),(k)			116.3	757.9	541.8	24.7	25.9	27.1	170.8	310.9	305.4	250.7	149.9	2,681.5
		4.88%		4.94%				5.98%	5.40%	5.01%	4.49%	4.50%	4.50%	5.71%	4.80%	4.44%	3.82%	4.00%
Floating Rate Debt		1,258.7		1,079.0				35.2	3.5	39.5	129.0	282.0	477.0	112.8					1,079.0
		2.50%		2.30%				1.76%	4.48%	2.11%	1.71%	2.87%	1.53%	4.99%
Total		4,609.2		3,760.5	(c),(d),(k)			151.5	761.4	581.3	153.8	307.9	504.1	283.6	310.9	305.4	250.7	149.9	3,760.5
		4.23%		4.18%				5.00%	5.39%	4.82%	2.15%	3.00%	1.69%	5.42%	4.80%	4.44%	3.82%	4.00%

				Average Maturity Fixed Debt				5
				Average Maturity Total Debt				5

(a)					All debt is secured and non-recourse to TRG unless otherwise indicated.
(b)					Includes the impact of interest rate swaps, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the					(k)	Beneficial interest in debt includes $2.9 million of purchase accounting premium from acquisition of an additional 25% investment in Waterside
refinancing of certain fixed rate debt or interest rate cap premiums.											Shops which reduces the stated rate on the debt of 5.54% to an effective rate of 4.15% on total beneficial interest in debt.
(c)					Debt includes $0.2 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 4.42% to an effective rate of 3.88%.					(l)	In January 2014, the Company sold its 50% interest in Arizona Mills.
(d)					Debt includes $2.7 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 6.10% to an effective rate of 4.58%.					(m)	Debt is swapped to an effective rate of 4.10% until 2.5 months prior to maturity.
(e)					In January 2014, the Company sold a total of 49.9% of its interests in the entity that owns International Plaza.					(n)	$225 million construction facility which bears interest at LIBOR + 1.70% and decreases to LIBOR + 1.60% upon achieving certain performance
(f)					In January 2014, the Company used a portion of the proceeds received from the sale of the 49.9% interest in International Plaza to repay the Stony Point Fashion Park loan.						measures. Four one year extension options are available. TRG has provided an unconditional guaranty of 25% of the principal balance of the
(g)					Debt is swapped to the effective rate indicated until maturity.						facility and 50% of the interest. The principal guaranty may be reduced to 12.5% of the outstanding principal balance upon achievement of
(h)					The unsecured loan bears interest at a range of LIBOR + 1.35% to LIBOR + 1.90% based on the Company's leverage ratio. At December 31, 2013, the interest rate is						certain performance measures. Upon stabilization, the unconditional guaranty may be released.
LIBOR + 1.35%. From 1/2/2014 until maturity, the LIBOR rate is swapped to a fixed rate of 1.65%, which results in an effective interest rate in the range of 3% to 3.55%.										(o)	Principal amortization includes amortization of purchase accounting adjustments.
(i)					Rate floats daily at LIBOR plus spread. Letters of credit totaling $5.4 million are also outstanding on facility. The facility is recourse to TRG and secured by an indirect interest					(p)	A one-year extension option is available.
interest in 40% of Short Hills.										(q)	The loan on The Mall at Millenia is interest only until November 2016 and then amortizes principal based on 30 years. The interest only period may
(j)					The unsecured facility bears interest at a range of LIBOR + 1.45% to 1.85% with a facility fee ranging from 0.20% to 0.35% based on the Company's total leverage ratio.						be extended until the maturity date provided that the net income available for debt service equals or exceeds a certain amount for the calendar
At December 31, 2013 the interest rate is LIBOR + 1.45% with a 0.20% facility fee. A one-year extension option is available.											year 2015.